Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 23rd day of May 2005, by and among Frederick County Bank, a Maryland corporation (“Bank”), and Martin S. Lapera (“Mr. Lapera”).

RECITAL

Bank desires to continue to retain Mr. Lapera as the President and Chief Executive Officer.  Mr. Lapera desires to accept such employment, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.                                       Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1                                 “Commencement Date” means April 1, 2005.

1.2                                 “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over Bank or any transaction contemplated, undertaken or proposed to be undertaken by Bank, including, but not necessarily limited to:

(a) the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b) the Federal Reserve System, the Comptroller of the Currency, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c) any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d) any predecessor, successor or assignee of any of the foregoing.

1.3                                 “Bank Board” means the Board of Directors of Frederick County Bank.

1.4                                 “Bank Bylaws” means the Bylaws of Frederick County Bank as in effect from time to time.

1.5                                 “Chairman” means the Chairman of the Board of Frederick County Bank.

1.6                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.7                                 “Company” means Frederick County Bancorp, Inc.

1.8                                 “Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

2.                                       Employment; Term.

2.1 Position. Bank hereby employs Mr. Lapera to serve as its President and Chief Executive Officer.  Mr. Lapera shall also be a member of the Bank Board subject to election by the Company in accordance with the Bank Bylaws.

2.2 Term. The term of this Agreement and Mr. Lapera’s employment hereunder shall commence with the Commencement Date and continue until October 1, 2009  (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement.

3.                                       Duties of President.

3.1 Nature and Substance.  Mr. Lapera shall report directly to the Chairman and shall be under the direction of the Chairman.  The specific powers and duties of the President shall be established, determined and modified by and within the discretion of the Bank Board including (but not necessarily limited to):

(a) the coordination and leadership of the efforts of the Bank to achieve and maintain any and all necessary and/or appropriate Bank Regulatory Agency approvals and permissions prerequisite to its successful continued operation, including coordination of the professional services of counsel, accountants and bank consultants;

(b) the preparation and presentation to the Bank Board of budgets and adherence of the Bank to those approved by the Bank Board;

(c) the provision of such reports, updates and other data and information as may be reasonably required by the Bank Board and Bank Regulatory Agencies;

(d) subject to guidelines and/or criteria established by the Bank Board, the hiring, promotion, supervision, retention and discharge of all employees, except at or above the level of Senior Vice President.

(e) the formulation and implementation of Bank employee personnel policies and benefits, subject to approval by the Bank Board;

(f) the promotion of the reputation and business of the Bank within the community;

(g) the advancement of the business purposes of the Bank, including, but not limited to, business development and customer, depositor and public relations;

(h) participation in and service upon such committees and subcommittees as may be directed by the Bank Board without additional compensation to that set forth herein below;

(i) supervision of the maintenance of the books and accounts and the supervision and maintenance of accounts payable and expenses of the Bank and the reporting of the status thereof at each scheduled or called meeting of the Bank Board or any committee thereof; provided, however, that all expenditures on behalf of the Bank shall be approved in accordance with the terms and conditions of procedures established by the Bank Board;

(j) such other duties of the President and Chief Executive Officer of the Bank as may be enumerated in the Bank Bylaws.

(k) such other duties and responsibilities as are normally incident to the subject position of President, including assisting, directing and/or supervising the operations and other employees of the Bank upon such terms, conditions, rules, policies and regulations as may be established by the Bank Board from time to time.

3.2 Performance of Services.  Mr. Lapera agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Bank and to its successful operation.   Mr. Lapera shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties. During the Term of this Agreement, Mr. Lapera shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement.  Mr. Lapera agrees that while employed by the Bank he will not, without the prior written consent of the Bank Board, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank, breach his duty of loyalty or fiduciary duties to the Bank, or otherwise conflict with the provisions of this Agreement; provided, however, that Mr. Lapera shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Mr. Lapera in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the Bank.  Mr. Lapera shall promptly notify the Bank Board of any Outside Arrangement and provide the Bank Board with any written agreement in connection therewith.

4.                                       Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Mr. Lapera the following:

4.1 Salary. Beginning on the Commencement Date, Mr. Lapera shall be paid a salary (“Salary”) of One Hundred Ninety Thousand Dollars ($190,000) on an annualized basis. The Bank shall pay Mr. Lapera’s Salary in equal installments in accordance with the Bank’s regular payroll periods.  Mr. Lapera’s Salary shall be further increased from time to time at the discretion of the Bank Board.

4.2 Bonus.  During the Term, Mr. Lapera shall be paid a bonus (“CEO Bonus”) as approved by the Compensation Committee and the Bank Board.

4.3 Withholding. Payments of Salary and CEO Bonus shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

4.4 Vacation and Leave.  Mr. Lapera shall be entitled to thirty (30) days vacation and leave annually, of which eleven (11) days may be carried over to the following year.  Sick leave may be provided for under the current and future sick leave policies of the Bank for executive officers.

4.5 Automobile Allowance.  Mr. Lapera shall be provided an automobile allowance of $10,000 annually, which shall be paid in quarterly payments of $2,500, payable on the last day of each quarter commencing with the second quarter of 2005.  This allowance is in lieu of any automobile expense reimbursement.

4.5 Non-Life Insurance.  The Bank will provide Mr. Lapera with group health, disability and other insurance as the Bank Board may determine appropriate.

4.6 Life Insurance.

4.6.1 The Bank will obtain, and maintain at all times while this Agreement is in effect, a term life insurance policy (the “Policy”) on Mr. Lapera in the amount of $800,000, the particular product and carrier to be chosen by the Bank in its discretion.  Mr. Lapera shall have the right to designate the beneficiary of the Policy.  The Bank will pay the premium for the Policy at the standard rate. In the event Mr. Lapera is rated and the premium exceeds the standard rate, Mr. Lapera shall be responsible for paying the excess, which shall be deducted from his Salary.

4.6.2 The Bank may, at its cost, obtain and maintain “key-man” life insurance on Mr. Lapera in such amount as determined by the Bank Board from time to time.  Mr. Lapera agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

4.7 Expenses.  The Bank shall promptly upon presentation of proper expense reports therefor reimburse Mr. Lapera, in accordance with the policies and procedures established from time to time by the Bank Board for its senior executive officers, for all reasonable and customary travel and other out-of-pocket expenses incurred by Mr. Lapera in the performance of his duties and responsibilities under this Agreement and promoting the business of the Bank, including appropriate membership fees, dues and the cost of attending meetings and conventions.

4.8 Retirement Plans.  Mr. Lapera shall be entitled to participate in any and all qualified pension or other retirement plans of the Bank which may be applicable to executive personnel of the Bank.

4.9 Warrants.  Mr. Lapera shall be issued warrants or options to acquire shares of Bank stock from time to time at the discretion of the Bank Board.

4.10 Other Benefits. While this Agreement is in effect, Mr. Lapera shall be entitled to all other benefits that the Bank provides from time to time to its senior executive officers, including, but not limited to, any stock option plan and other incentive plans.

4.11 Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

5.                                       Conditions Subsequent to Continued Operation and Effect of Agreement.

5.1 Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank.  Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by either party if the parties hereto cannot in good faith agree upon such additions, deletions, or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

6.                                       Termination of Agreement. This Agreement may be terminated prior to expiration of the Term as provided below.

6.1                                 Definition of Cause. For purposes of this Agreement, “Cause” means:

(a) any act of theft, fraud, intentional misrepresentation or similar conduct by Mr. Lapera in connection with or associated with the services rendered by Mr. Lapera to the Bank under this Agreement;

(b) any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 5.1 within a reasonable period of time after written notice thereof;

(c) any Bank Regulatory Agency action or proceeding against Mr. Lapera as a result of his negligence, fraud, malfeasance or misconduct;

(d) material failure of Mr. Lapera to achieve budget requirements, performance standards or targets established annually by the Bank Board, where such failure is not the result of economic conditions or lack of appropriate effort and/or due diligence by Mr. Lapera; or

(e) any of the following conduct on the part of Mr. Lapera that has not been corrected or cured within thirty (30) days after having received written notice from the Bank Board detailing and describing such conduct:

(i)                                     the use of drugs, alcohol or other substances by Mr. Lapera to an extent which materially interferes with or prevents Mr. Lapera from performing his duties under this Agreement;

(ii)           failure by or the inability of Mr. Lapera to devote full time, attention and energy to the performance of his duties pursuant to this Agreement (other than by reason of his death or disability);

(iii)          intentional material failure by Mr. Lapera to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Bank

Board, which are consistent with his position as President and Chief Executive Officer; or

(iv)          willful or intentional misconduct on the part of Mr. Lapera that results in substantial injury to the Bank or any of its subsidiaries or affiliates.

6.2  Termination by Bank.

6.2.1  For Cause.  The Bank shall have the right to cancel and terminate this Agreement and Mr. Lapera’s employment for Cause immediately on written notice, with his compensation and benefits ceasing as of his last day of employment, provided, however, that Mr. Lapera shall be entitled to benefits through the last day of employment and accrued compensation to that date.

6.2.2  Without Cause.  The Bank shall have the right to cancel and terminate this Agreement and Mr. Lapera’s employment at any time on written notice without Cause for any or no reason, with Mr. Lapera’s compensation and benefits ceasing as of his last day of employment, subject to the provisions of Section 6.4. and Article 8.

6.3  Termination by Mr. Lapera.  Mr. Lapera shall have the right to cancel and terminate this Agreement and his employment at any time on sixty (60) days prior written notice to the Bank Board, with his compensation and benefits ceasing as of his last day of employment, provided, however, that he shall be entitled to benefits through the last day of employment and accrued compensation to that date.

6.4  Severance. Except as set forth below, if Mr. Lapera’s employment with the Bank is terminated by the Bank or its successors during the Term without Cause, the Bank or its successors shall, for the balance of the Term, continue to pay Mr. Lapera, in the manner set forth below, Mr. Lapera’s Salary at the rate being paid as of the date of termination plus the unpaid portion of any CEO Bonus previously approved as provided in Section 4.2; and such other benefits as provided in Sections 4.4, 4.5, and 4.6; provided, however, that Mr. Lapera shall not be entitled to any such payments of Salary if (i) his employment is terminated due to his death or long-term disability or (ii) this Agreement is rendered null and void pursuant to Section 5.1 or (iii) there is a Change in Control Termination (as defined in Section 8.2). Any Salary and CEO Bonus due Mr. Lapera pursuant to this Section 6.4 shall be paid to Mr. Lapera in installments on the same schedule as he was paid immediately prior to the date of termination, each installment to be the same amount he would have been paid under this Agreement if he had not been terminated. In the event Mr. Lapera breaches any provision of Article 7 of this Agreement, Mr. Lapera’s entitlement to any Salary, any CEO Bonus, and any benefits due pursuant to this Section 6.4, if and to the extent not yet paid, shall thereupon immediately cease and terminate.

7.                                       Confidentiality; Non-Competition; Non-Interference.

7.1 Confidential Information. Mr. Lapera, during employment by the Bank, will have access to and become familiar with various confidential and proprietary information of the Bank, its parent, subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank, its subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

7.2 Nondisclosure.  Mr. Lapera hereby covenants and agrees that he shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of his employment by the Bank. The covenant set forth in this Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 7 by Mr. Lapera) or information that is customarily shown or disclosed.

7.3  Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Mr. Lapera, or otherwise provided to or coming into the possession of Mr. Lapera, that contain any proprietary information about or pertaining or relating to the Bank, its parent, subsidiaries and/or affiliates and/or their businesses (“Proprietary Information”) shall at all times remain their exclusive property. Promptly after a request by the Bank Board or the termination of Mr. Lapera’s employment, Mr. Lapera shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chairman of the Board of the Bank, and Mr. Lapera shall not retain in any tangible form any such Document or any summary, compilation, synopsis or abstract of any Document or Proprietary Information.

7.4           Non-Competition.

7.4.1 Mr. Lapera hereby acknowledges and agrees that, during the course of employment by the Bank, he will become familiar with and involved in all aspects of the business and operations of the Bank and its parent, subsidiaries and affiliates.  Mr. Lapera hereby covenants and agrees that from the Commencement Date until the earlier to occur of (a) the date one hundred eighty (180) days after his last day of employment with the Bank or (b) October 1, 2009, Mr. Lapera will not at any time, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or otherwise) render any services to a bank or savings and loan or a holding company of a bank or savings and loan (in any case, a “Bank”) with respect to any Bank office, branch or other facility (in any case, a “Branch”) that is located within a thirty-five (35) mile radius of the location of the Bank’s headquarters on the date hereof (including, without limitation, being involved in any manner in the operations of or having any responsibilities with respect to any Branch).

7.4.2 This Section 7.4 shall not apply if prior to October 1, 2009, there is a (i) merger or consolidation of the Bank with a third party in which the Bank is not the survivor, (ii) sale of a controlling interest in the Bank to a third party or (iii) a sale of all or substantially all of the business or assets of the Bank to a third party, and this Agreement is not assigned to such third party or Mr. Lapera’s employment hereunder is otherwise terminated by such third party in connection with such merger, consolidation or sale. Further, mere ownership of less than two percent (2%) of the securities of any publicly held corporation shall not constitute a violation of this Section.

7.5 Non-Interference.  Mr. Lapera hereby covenants and agrees that from the Commencement Date until the earlier to occur of (a) the date one hundred eighty (180) days after his last day of employment with the Bank or (b) October 1, 2009, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Bank or any of its subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Bank and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

7.6 Injunction. In the event of any breach or threatened or attempted breach of any such provision by Mr. Lapera, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Mr. Lapera and each and every other Person concerned therein from the continuation of such volatile acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

7.7                                 Reasonableness.

7.7.1 Mr. Lapera has carefully read and considered the provisions of this Article 7 and, having done so, agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of the Bank and its business, shareholders, directors, officers and employees.  Mr. Lapera further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

7.7.2 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.                                       Change in Control.

8.1           Definition.  “Change in Control” means and shall be deemed to have occurred if:

(a)  there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s capital stock are converted into cash, securities or other property other than a consolidation or merger of the Company in which the holders of the Company’s voting stock immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own less than fifty percent (50%) of the voting stock of the surviving corporation, or any sale of all or substantially all of the assets of the Company;

(b)  any person (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall after the Commencement Date become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the voting power of then all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or

(c)  individuals who at the Commencement Date constitute the entire Board of Directors of the Company and any new directors whose election by the Board of Directors of the Company, or whose nomination for election by the Company’s stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the Commencement Date or whose election or nomination for election shall have been so approved, shall cease for any reason to constitute at least a majority of the Board of Directors of the Company.

8.2           Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)  Mr. Lapera’s employment with the Bank is terminated without Cause within one hundred twenty (120) days immediately (i) prior to and in conjunction with a Change in Control or (ii) following consummation of a Change in Control; or

(b)  Mr. Lapera is notified within one hundred twenty (120) days immediately prior to or immediately following consummation of a Change in Control that, as a result of the Change in Control, he will not be continued in a comparable position (with comparable compensation and benefits) with the surviving corporation to the position he holds at the time such notice is given if the notice is given prior to the Change in Control or, if the notice is given after a Change in Control, to the position he held immediately prior to the Change in Control, and within fifteen (15) days after receiving such notification Mr. Lapera notifies the Bank Board or its successors that he is terminating his employment due to such change in his employment, with his last day of employment to be mutually agreed to by Mr. Lapera, the Bank Board or its successors but which shall be not more than sixty (60) days after such notice is given by Mr. Lapera; or

(c)   If at the expiration of the one hundred twenty (120) day period immediately following consummation of a Change in Control (the “Action Period”) none of the events described in Sections 8.2(a) and 8.2(b) above have occurred, Mr. Lapera, within the thirty (30) day period immediately following the last day of the Action Period, notifies the Bank that he is terminating his employment due to the Change in Control, with his last day of employment to be mutually agreed to by Mr. Lapera, the Bank or its successors but which shall be not more than sixty (60) days after such notice is given by Mr. Lapera.

8.3           Change in Control Payment.  If there is a Change in Control Termination, Mr. Lapera shall be paid a lump-sum cash payment (the “Change Payment”) by the Bank equal to 2.99 times his Salary at the highest rate in effect during the twelve (12) month period immediately preceding his last day of employment, such Change Payment to be made to Mr. Lapera within forty-five (45) days after his last day of employment.  At Mr. Lapera’s option, he may be paid, in lieu of a lump-sum cash payment, in monthly payments over a period not to exceed thirty-six months, but no interest shall accrue or be paid on any balances.

8.4           Adjustment.

(a)  Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined in Section 8.4(b)) determines that any portion of the Change Payment and/or the portions, if any, of other payments or distributions in the nature of compensation by the Bank to or for the benefit of Mr. Lapera (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change Payment, the “Aggregate Payment”), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by the Bank pursuant to Code Section 280G (such portion subject to the excise tax or being nondeductible, the “Parachute Payment”), the Aggregate Payment will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment.

(b)  All determinations required to be made under this Section 8.4, will be made by a reputable law or accounting firm (the “Determining Firm”) selected by the Bank.  All fees and expenses of the Determining Firm will be obligations solely of the Bank.  The determination of the Determining Firm will be binding upon Mr. Lapera and the Bank.

9. Assignability.  Mr. Lapera shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving to the choice of law rules thereof.

11. Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given (1) when hand delivered to the other party, or (2) when received when by facsimile at the address a number set forth below provided however, that notices given by facsimile shall not be effective unless either a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this sub additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day); or three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	John N. Burdette	cc:	David Baris, Esquire
	Chairman of the Board		Kennedy, Baris, & Lundy L.L.P.
	Frederick County Bank		4701 Sangamore Road, Suite P-15
	P.O. Box 1100		Bethesda, MD 20816
Frederick, MD 21702

To:	Martin S. Lapera
228 Braeburn Drive
Walkersville, MD 21793

12. Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Mr. Lapera by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, including but not limited to the Employment Agreement dated September 13, 2001 be and between Frederick County Bank and Martin S. Lapera. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

13. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14. Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

15. Amendment: Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

16. Gender and Tense. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

17. Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Mr. Lapera and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FREDERICK COUNTY BANK

By:	/s/ John N. Burdette	By:	/s/ Martin S. Lapera
John N. Burdette		Martin S. Lapera

Title:	Chairman of the Board	Title:	President & Chief Executive Officer

May 23, 2005
Date